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                                                                    Exhibit 4.6

                           RESTRICTED STOCK AGREEMENT


     AGREEMENT made this 29th day of September, 2000, between AFFYMETRIX, INC., a Delaware corporation (the "Company"), CYRUS HARMON (the "Employee") and HARMON FAMILY INVESTORS, LLC ("HFI LLC").

     For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

     1. EXCHANGE OF SHARES. In connection with the merger of Neomorphic, Inc. (the "Seller") with and into a wholly owned subsidiary of the Company (the "Merger") pursuant to that certain Agreement and Plan of merger dated as of September 29, 2000 (the "Merger Agreement"), the Employee and HFI LLC will be issued shares of common stock, par value $.01 per share, of the Company (the "Common Stock") in exchange for all of his/its shares of capital stock of the Seller in accordance with the terms of such agreement. Subject to the consummation of the Merger, each of the Employee and HFI LLC has agreed that two-thirds of the total number of shares of Common Stock received by the Employee and HFI LLC in the Merger, including as a result of any adjustment to the Common Conversion Ratio (as defined in the Merger Agreement) pursuant to
Section 1.5(d) of the Merger Agreement (such total number of shares, the "Shares"), shall be subject to the purchase option set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement (the shares subject to such restrictions, hereinafter referred to as the "Restricted Shares").

     2.   PURCHASE OPTION.

     (a) In the event that the Employee ceases to be employed by the Company as a result of having been terminated by the Company for Cause (as defined below) or if the Employee terminates his employment for any reason other than Good Reason (as defined below), prior to the second anniversary of the date hereof, the Company shall have the right and option (the "Purchase Option") to purchase from each of the Employee and HFI LLC, for a sum (the "Option Price") of $0.10 per share divided by the Common Conversion Ratio (assuming that such ratio is adjusted even if the Company exercised the Cash Option (as defined in the Merger Agreement)), some or all of the Unvested Shares (as defined below). For the purposes of this Agreement, the term "Cause" means: (1) the Employee's repeated failure, after written notice thereof (describing in reasonable detail such failure) and a 30-day period following the notice to cure such failure, to perform his assigned duties and responsibilities as an employee of the Company other than due to death or disability; (2) commission by the Employee of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results either in an improper substantial personal benefit or a material injury to the Company; (3) the Employee's deliberate disregard of material rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion) which results in material loss, damage or injury to the Company; (4) the Employee's material breach of the

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non-disclosure, non-solicitation and assignment provisions contained in this
Agreement or in any other agreement to which the Company and the Employee are parties; or (5) the Employee's conviction of, or plea of guilty or nolo contendre to, any crime which constitutes a felony in the jurisdiction involved. For the purposes of this Agreement, the term "Good Reason" means: (a) layoff or involuntary termination of the Employee's employment, except in connection with the termination of Employee's employment for Cause; (b) a material reduction by the Company in the Employee's base salary or bonus eligibility, other than in the case of reductions in salary or bonus eligibility with respect to similarly situated employees of the Company generally; (c) mutual written agreement of the Employee and the Board of Directors of the Company that Good Reason exists; (d) the Employee being required by the Company to relocate to an office that is more than 50 miles from Berkeley, California (other than the Company's offices located in Santa Clara, California) without the consent of the Employee; (e) any material breach by the Company or any successor thereto of any agreement to which the Employee and the Company are parties, which breach is not cured within thirty (30) days after written notice thereof; or (f) a material diminution in the scope of the Employee's responsibilities or a change in the Employee's title that is materially inconsistent with the Employee's responsibilities, in either case without the consent of the employee.

     "Unvested Shares" means Shares that are not "Vested Shares." As of the Effective Time (as defined in the Merger Agreement) and until the first anniversary of the Effective Time (the "First Anniversary Date"), one-third of the Shares shall be Vested Shares and two-thirds of the Shares shall be Unvested Shares; from and after the First Anniversary Date and until the second anniversary of the Effective Time (the "Second Anniversary Date"), two-thirds of the Shares shall be Vested Shares and one-third of the Shares shall be Unvested Shares; and from and after the Second Anniversary Date, all of the Shares shall be Vested Shares and no Shares shall be Unvested Shares.

     (b) In the event that the Employee's employment with the Company is terminated by reason of death or disability or by the Company without Cause or if the Employee terminates his/her employment for Good Reason, the Purchase Option shall terminate and be of no further effect, the Company shall have no right to purchase any of the Restricted Shares and any other restrictions or conditions on the Restricted Shares pursuant to the Agreement shall be deemed waived. For the purpose of this Agreement, "disability" shall refer to a situation in which the Employee is totally disabled from performing his duties for the Company during a period of six (6) consecutive months. If any question shall arise as to whether during any period the Employee has suffered disability, the Employee may, and at the request of the Company will, submit to the Company a certification in reasonable detail by a physician selected by the Employee or his guardian to whom the Company has no reasonable objection as to whether the Employee was so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit such certification, the Company's determination of such issue shall be binding on the Employee.

     (c) For purposes of this Agreement, employment with the Company shall include


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employment with a parent, subsidiary or other affiliate of the Company.

     (d) Notwithstanding anything herein to the contrary, the Board of Directors of the Company (or a duly constituted committee thereof) shall retain the ability to accelerate the vesting schedule specified in this Section 2 at any time in its discretion.

     3.   EXERCISE OF PURCHASE OPTION AND CLOSING.

     (a) The Company may exercise the Purchase Option by delivering or mailing to the Employee (or his/her estate), within 30 days after the termination of the employment of the Employee with the Company, a written notice of exercise of the Purchase Option. Such notice shall specify the number of Restricted Shares to be purchased. If and to the extent the Purchase Option is not so exercised by the giving of such a notice within such 30 day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 30 day period.

     (b) Within 10 days after delivery to the Employee of the Company's notice of the exercise of the Purchase Option pursuant to subsection (a) above, the Employee (or his or her estate) and HFI LLC shall, pursuant to the provisions of the Joint Escrow Instructions referred to in Section 6, tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase in accordance with the terms of this Agreement, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Restricted Shares to the Company. Upon receipt of such certificate or certificates, the Company shall pay to the Employee and to HFI LLC their respective aggregate Option Prices for such Restricted Shares.

     (c) After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Employee or to HFI LLC on account of such Restricted Shares or permit the Employee or to HFI LLC exercise any of the privileges or rights of a stockholder with respect to such Restricted Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Restricted Shares. It being understood that, prior to the time at which any Restricted Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall pay any and all dividends or other distributions currently to the Employee and HFI LLC.

     (d) The Option Price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Employee or HFI LLC to the Company or in cash (by check) or both.

     (e) The Company shall not purchase any fraction of a Restricted Share upon exercise of the Purchase Option, and any fraction of a Restricted Share resulting from a computation made pursuant to Section 2 of this Agreement shall be rounded to the nearest whole Restricted



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Share (with any one-half Restricted Share being rounded upward).

     4.   RESTRICTIONS ON TRANSFER.

     (a) Neither the Employee nor HFI LLC shall sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, other than by will or the laws of descent and distribution (collectively "transfer") any Unvested Shares, or any interest therein, that are subject to the Purchase Option, except that each of the Employee and HFI LLC may transfer such Shares to or for the benefit of any spouse, child (natural or adopted) or grandchild, or to a trust for their benefit, as applicable, PROVIDED that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4, and the Purchase Option) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

     (b) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that each of the Employee and HFI LLC may, at any time and without the prior consent of the Company, transfer any Restricted Shares, or any interest therein, that are no longer subject to the Purchase Option, subject to applicable law and any other agreements that the Employee or HFI LLC may have with the Company.

     5. ESCROW. Each of the Employee and HFI LLC shall, upon the execution of this Agreement, execute Joint Escrow Instructions attached to this Agreement. The Joint Escrow Instructions shall be delivered to State Street Bank and Trust Company, as escrow agent thereunder. Each of the Employee and HFI LLC hereby instructs the Company to deliver to such escrow agent, on behalf of the Employee or HFI LLC, the certificate(s) evidencing the Restricted Shares subject to the Purchase Option. Such materials shall be held by such escrow agent pursuant to the terms of such Joint Escrow Instructions.

     6. RESTRICTIVE LEGENDS. All certificates representing shares subject to the Purchase Option shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

     "The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office for the Secretary of the corporation."

     7. ADJUSTMENTS FOR STOCK SPLITS, STOCK DIVIDENDS, ETC.; MERGERS AND OTHER SALE EVENTS.

     (a) If from time to time there is any stock split, stock dividend, stock distribution or


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other reclassification of the Common Stock of the Company, any and all new,
substituted or additional securities to which the Employee and HFI LLC are entitled by reason of his/its ownership of the Unvested Shares shall be immediately subject to the Purchase Option, the restrictions on transfer and the other provisions of this Agreement in the same manner and to the same extent as the Unvested Shares, and the Option Price shall be appropriately adjusted.

     (b) In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity,
(iii) a merger, reorganization or consolidation in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, (iv) the sale of all of the capital stock of the Company to an unrelated person or entity, or (v) any other transaction in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction (in each case, regardless of the form thereof, a "Sale Event"), all Unvested Shares as of the effective date of the Sale Event shall automatically become vested as of such date, the Purchase Option shall be deemed terminated and of no further effect and any other restrictions or conditions on the Shares pursuant to this Agreement shall be deemed waived.

     8. SECTION 83(b) ELECTION. Each of the Employee and HFI LLC acknowledges that he/it has been informed of the availability of making an election in accordance with 83(b) of the Internal Revenue Code of 1986, as amended; that such election must be filed with the Internal Revenue Service within 30 days of the transfer of shares to the Employee or HFI LLC, as the case may be; and that the Employee and HFI LLC, as applicable, is solely responsible for making such election. The Company agrees to take all reasonable actions to assist the Employee and HFI LLC in determining an appropriate valuation of the Restricted Shares for purposes of filing such election, including without limitation providing access to any information useful in determining such valuation.

     9.   NON-COMPETITION.

     (a) Employee acknowledges and agrees that by virtue of his previous ownership interest in the Seller, he (1) has extensive knowledge of and access to confidential information of the Company, (2) has benefited and would continue to benefit greatly from Company goodwill, and (3) has had responsibilities relating to all aspects of the business operations of the Company including, but not limited to, those typically associated with the positions of President and Chief Executive Officer, in all of the territories and geographical areas covered by the Company's business operations. Employee further recognizes that the Company based its decision to acquire the Seller largely on Employee's representation that he would not compete with Company as provided herein.

     (b) Accordingly, Employee agrees that, during the term of his employment with the


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Company and for a period of one (1) year after the Effective Time of the Merger,
Employee shall not own, participate, engage, be employed by, contract with, or have any interest in, directly or indirectly, the following companies and their affiliates: PE Corp (Celera Genomics Group); Motorola, Inc.; Incyte Genomics, Inc.; Hyseq, Inc.; Compugen Ltd; Rosetta Inparmatics, Inc.; Agilent
Technologies, Inc.; Corning, Inc.; Amersham Pharmacia Biotech; and DoubleTwist, Inc.

     (c) Employee acknowledges and agrees that his obligations not to compete with the Company contained herein shall cover the activities of the Employee in every part of the territories and geographical areas covered by the Company's business operations.

     (d) Each of the parties hereto acknowledges and agrees that the Employee's obligations not to compete with the Company contained in this Section 9 shall be construed as if each obligation is divided into separate and distinct obligations in respect of the Company's business operations; each capacity in which the Employee is prohibited from competing; each company and affiliate the Employee is prohibited from owning, participating in, engaging with, being employed by, contracting with, or having any interest in; and each part of the territories and geographical areas covered by the Company's business operations. Each such obligation shall constitute separate and several obligations distinct from all other such obligations.

     (e) Each of the parties hereto recognizes that the Employee's obligations not to compete contained in this Section 9 are properly required for the adequate protection of the Company's business operations and that in the event any obligation or other provision contained herein shall be deemed illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the obligation or provision, such obligation or provision shall not be affected with respect to any other part of the obligation or provision, and each of the parties hereto agrees and submits to the reduction of the geographical area or list of companies and affiliates in the provision or obligation as said court shall deem reasonable.

     (f) Employee acknowledges and agrees that his obligations not to compete with the Company contained herein constitute consideration not only under this Agreement, but also for the Company's representations, warranties, covenants and agreements set forth in the Confidential Information, Secrecy, and Invention Agreement between the Employee and the Company.

     10. NON-SOLICITATION. Employee recognizes and acknowledges that because of his relationship with the Company it is essential for the protection of the continuing business of the Company that Employee be restrained for a reasonable period following the termination of Employee's employment with the Company from:
(1) soliciting or inducing any employee of the Company to leave the employ of the Company; (2) hiring or attempting to hire any employee of the Company; or
(3) soliciting the trade of or trading with the customers of the Company for any Competitive Business Purpose (as defined below). Accordingly, Employee agrees that during the term of his employment with the Company, and for a period of one
(1) year following Employee's termination of employment with the Company, for any reason whatsoever, Employee shall not, directly or indirectly, including, but not limited to, whether on his own, with


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another, or in the supervision of another:

     (a) hire, solicit, aid in or encourage the hiring and/or solicitation of, contract with for employment or consulting or for any other purpose which is competitive to the Company's business operation(s), or aid in or encourage such contracting, or induce or encourage to leave the employment of the Company, any employee of the Company; or

     (b) hire, solicit, aid in or encourage the hiring and/or solicitation of, contract with for employment or consulting or for any other purpose which is competitive to the Company's business operation(s), aid in or encourage such contracting, or induce or encourage to hire or cause to be hired, any individual who has left the employment of the Company within one (1) year prior to the termination of the Employee's employment with the Company; or

     (c) hire, solicit, aid in or encourage the solicitation of, contract with, aid in or encourage the contracting with, or contact any person or entity which is, or was, within three (3) years prior to Employee's termination of employment with the Company, any customer or client of the Company for the purpose of offering or selling a product or service competitive with any of the Company's businesses (a "Competitive Business Purpose").

     11. INJUNCTION. Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Employee of the promises set forth in Sections 9 and 10, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly the Employee agrees that if the Employee breaches, or threatens to breach, any portion of Sections 9 or 10 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

     12. OWNERSHIP OF PRIOR DEVELOPMENTS. If at any time or times during the Employee's performance of services for the Seller prior to the date hereof, the Employee (either alone or with others) made, conceived, discovered or reduced to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) that (a) relates to the business of the Seller or any customer of or supplier to the Seller or any of the products or services being developed, manufactured or sold by the Seller or which may be used in relation therewith, (b) results from tasks assigned to the Employee by the Seller or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Seller (each, a "Prior Development"), the Employee hereby acknowledges that he has conveyed and assigned such Prior Developments to the Seller and the benefits thereof are the sole and absolute property of the Seller and its assigns, and to the extent that the Employee has not so conveyed and assigned such Prior Developments to the Seller, the Employee hereby conveys and assigns such Prior Developments to the Seller and acknowledges that the benefits thereof are the sole and


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absolute property of the Seller and its assigns (subject to any rights that have been granted by Seller to third parties, which rights are set forth on SCHEDULE
A attached hereto).

     13. NO RIGHTS TO EMPLOYMENT. Nothing contained in this Agreement shall be construed as giving the Employee any right to be retained, in any position, as an employee of the Company.

     14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

     15. WAIVER. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

     16. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, the Employee and HFI LLC and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Sections 4 and 5 of this Agreement.

     17. NOTICE. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage fees prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other by 10 days advance written notice in accordance with this Section 17.

     18. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular from of nouns and pronouns shall include the plural, and vice versa.

     19. ENTIRE AGREEMENT. This Agreement and the Joint Escrow Instructions attached hereto constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

     20. AMENDMENT. This Agreement and the Joint Escrow Instructions attached hereto may be amended or modified only by a written instrument executed by the Company, the Employee and HFI LLC (and with respect to the Joint Escrow Instructions only, with the consent of the Escrow Agent).

     21. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable


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conflicts of laws.

     22. EFFECTIVENESS. Except for Section 12, which shall be effective on the date first set forth above and shall remain effective regardless of any termination of the Merger Agreement, the provisions of this Agreement shall be effective only from and after the Effective Time and shall be of no force and effect if the Merger Agreement is terminated in accordance with its terms.




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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      AFFYMETRIX, INC.

                                      By: /s/ Susan E. Siegel
                                          Name: Susan E. Siegel
                                          Title: President


                                      Address:  3380 Central Expressway
                                                Santa Clara, CA  95051


                                      /s/ Cyrus Harmon
                                      Cyrus Harmon

                                      Address:  1805 Virginia St.
                                                Berkeley, CA  94703


                                      HARMON FAMILY INVESTORS, LLC



                                      By: /s/ Amy Harmon
                                          /s/ Cyrus Harmon
                                          Name: Amy Harmon, Cyrus Harmon
                                          Title: Managers


                                      Address: c/o Cyrus Harmon
                                               1805 Virginia St.
                                               Berkeley, CA  94703





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